Exhibit 99.1

T-3 Energy Services Announces Filing of Registration Statement

HOUSTON, TEXAS (PRIMEZONE WIRE) – May 31, 2006. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) today announced the filing of a registration statement on Form S-1 for the sale of up to 5,500,000 shares of its common stock. T-3 Energy’s majority stockholder, First Reserve Fund VIII, L.P., is offering 4,500,000 shares and T-3 Energy is offering 1,000,000 shares. First Reserve Fund VIII has granted the underwriters an option to purchase up to an additional 825,000 shares of common stock to cover over-allotments, if any. T-3 Energy will not receive any proceeds from the sale of the shares by First Reserve Fund VIII.

After completion of the offering, First Reserve Fund VIII will beneficially own approximately 41% of T-3 Energy’s outstanding shares, or approximately 34% of T-3 Energy’s outstanding shares if the underwriters exercise their over-allotment option in full.

T-3 Energy will use up to $10 million of the net proceeds from the offering to fund the planned expansion of its facilities and increase its manufacturing capacity, and the remainder to repay all outstanding borrowings under its senior credit facility and for working capital and general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc.
Michael T. Mino, Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com